UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM U-13-60

                                  ANNUAL REPORT


                                 FOR THE PERIOD

            Beginning January 1, 2001 and Ending December 31, 2001
                      ---------------            -----------------

                                     TO THE

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF

                             Ameren Services Company
 -------------------------------------------------------------------------------
                        (Exact Name of Reporting Company)


 A             Subsidiary                           Service Company
     -----------------------------------
         ("Mutual" or "Subsidiary")

Date of Incorporation    November 4, 1997
                         ----------------

If not Incorporated, Date of Organization   -----------------

State or Sovereign Power under which Incorporated or Organized    Missouri
                                                                  --------

Location of Principal Executive Offices of Reporting Company

        1901 Chouteau Avenue, St. Louis, MO  63103
        ------------------------------------------

Name, title, and address of officer to whom correspondence concerning this report should be addressed:

Martin J. Lyons, Jr.   Controller  1901 Chouteau Avenue, St. Louis, MO  63103
--------------------------------------------------------------------------------
    (Name)                   (Title)                        (Address)

Name of Principal Holding Company Whose Subsidiaries are served by Reporting Company:

                               Ameren Corporation
--------------------------------------------------------------------------------






                                  1 of 28 pages

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                             2 of 28 pages (Blank)

                      INSTRUCTIONS FOR USE OF FORM U-13-60

1.   Time of Filing.
     Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2.   Number of Copies.
     Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

3.   Period Covered by Report.
     The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

 4.  Report Format.
     Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

 5.  Money Amounts Displayed.
     All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (SS210.3-01(b)).

 6.  Deficits Displayed.
     Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, SS210.3-01(c))

  7.  Major Amendments or Corrections.
     Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

 8.  Definitions.
     Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

 9.  Organization Chart.
     The service company shall submit with each annual report a copy of its current organization chart.

10.  Methods of Allocation.
     The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11.  Annual Statement of Compensation for Use of Capital Billed.
     The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.


                                  3 of 28 pages


                  LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS


                                                                                                         Schedule or        Page
                               Description of Schedules and Accounts                                    Account Number     Number
Comparative Balance Sheet ...........................................................................Schedule.I...............5.....
Service Company Property ............................................................................Schedule.II..............7.....
Accumulated Provision for Depreciation and Amortization of Service Company Property .................Schedule.III.............8.....
Investments .........................................................................................Schedule.IV..............9.....
Accounts Receivable from Associate Companies ........................................................Schedule.V...............9.....
Fuel Stock Expenses Undistributed ...................................................................Schedule.VI.............10.....
Stores Expense Undistributed ........................................................................Schedule.VII............10.....
Miscellaneous Current and Accrued Assets ............................................................Schedule.VIII...........11.....
Miscellaneous Deferred Debits .......................................................................Schedule.IX.............11.....
Research, Development, or Demonstration Expenditures ................................................Schedule.X..............11.....
Proprietary Capital .................................................................................Schedule.XI.............12.....
Long-Term Debt ......................................................................................Schedule.XII............13.....
Current and Accrued Liabilities .....................................................................Schedule.XIII...........14.....
Notes to Financial Statements .......................................................................Schedule.XIV............14.....
Comparative Income Statement ........................................................................Schedule.XV.............15.....
Analysis of Billing - Associate Companies ...........................................................Account.457.............16.....
Analysis of Billing - Nonassociate Companies ........................................................Account.458.............17.....
Analysis of Charges for Service - Associate and Nonassociate Companies ..............................Schedule.XVI............18.....
Schedule of Expense of Department or Service Function ...............................................Schedule.XVII...........19.....
Departmental Analysis of Salaries ...................................................................Account.920.............20.....
Outside Services Employed ...........................................................................Account.923.............21.....
Employee Pensions and Benefits ......................................................................Account.926.............22.....
General Advertising Expenses ........................................................................Account.930.1...........22.....
Miscellaneous General Expenses ......................................................................Account.930.2...........23.....
Rents ...............................................................................................Account.931.............23.....
Taxes Other Than Income Taxes .......................................................................Account.408.............24.....
Donations ...........................................................................................Account.426.1...........24.....
Other Deductions ....................................................................................Account.426.5...........25.....
Notes to Statement of Income ........................................................................Schedule.XVIII..........26.....

                                           LISTING OF INSTRUCTIONAL FILING REQUIREMENTS
                                                                                                                            Page
                        Description of Reports or Statements                                                               Number

Organization Chart ........................................................................................................27A-27B..
Methods of Allocation .......................................................................................................27C....
Annual Statement of Compensation for Use of Capital Billed ..................................................................27.....







                                  4 of 28 pages

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

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                     Schedule I - Comparative Balance Sheet

                                 (In Thousands)

Give balance sheet of the Company as of December 31 of the current and prior year.

------------------------------------------------------------------------------------------------------------------------------------
Account            Assets and Other Debits                                                               As of December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Current                Prior
                                                                                ----------------------------------------------------

             Service Company Property
    101      Service company property (Schedule II)                                                $ 79,217              $ 72,069
    107      Construction work in progress (Schedule II)                                             34,353                 7,889
                                                                                ----------------------------------------------------
                 Total Property                                                                     113,570                79,958
                                                                                ----------------------------------------------------

    108      Less accumulated provision for depreciation and amortization of service
             company property (Schedule III)                                                         20,939                 9,859
                                                                                ----------------------------------------------------
                 Net Service Company Property                                                        92,631                70,099
                                                                                ----------------------------------------------------

             Investments

    123      Investments in associate companies (Schedule IV)                                             -                     -
    124      Other Investments (Schedule IV)                                                              -                     -
    126      Other Special Funds                                                                      4,412                 4,876
                                                                                ----------------------------------------------------
                 Total Investments                                                                    4,412                 4,876
                                                                                ----------------------------------------------------

             Current and Accrued Assets

    131      Cash                                                                                     2,616                30,425
    134      Special deposits                                                                             -                     -
    135      Working funds                                                                              286                   285
    136      Temporary cash investments (Schedule IV)                                                     -               (23,600)
    143      Accounts receivable                                                                     24,672                30,192
    145      Notes receivable                                                                       413,470               433,930
    146      Accounts receivable from associate companies (Schedule V)                               76,407                33,259
    152      Fuel stock expenses undistributed (Schedule VI)                                              -                     -
    154      Materials and supplies                                                                       -                     -
    163      Stores expense undistributed (Schedule VII)                                                (29)                  (58)
    165      Prepayments                                                                                 41                   281
    174      Miscellaneous current and accrued assets (Schedule VIII)                                     -                     -
                                                                                ----------------------------------------------------
                 Total Current and Accrued Assets                                                   517,463               504,714
                                                                                ----------------------------------------------------

             Deferred Debits

    181      Unamortized debt expense                                                                     -                     -
    184      Clearing accounts                                                                           19                   (46)
    186      Miscellaneous deferred debits (Schedule IX)                                                849                   227
    188      Research, development, or demonstration expenditures (Schedule X)                            -                     -
    190      Accumulated deferred income taxes                                                            -                     -
                                                                                ----------------------------------------------------
                 Total Deferred Debits                                                                  868                   181
                                                                                ----------------------------------------------------

                                                                                ----------------------------------------------------
                 TOTAL ASSETS AND OTHER DEBITS                                                     $615,374              $579,870
                                                                                ====================================================





                                  5 of 28 pages
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

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                     Schedule I - Comparative Balance Sheet

                                 (In Thousands)

------------------------------------------------------------------------------------------------------------------------------------
Account Liabilities and Proprietary Capital                                                             As of December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Current                Prior
                                                                                ----------------------------------------------------
             Proprietary Capital
    201      Common stock issued (Schedule XI)                                                    $      -              $      -
    211      Miscellaneous paid-in-capital (Schedule XI)                                            16,232                16,232
    215      Appropriated retained earnings (Schedule XI)                                                -                     -
    216      Unappropriated retained earnings (Schedule XI)                                              -                     -
                                                                                ----------------------------------------------------
                Total Proprietary Capital                                                           16,232                16,232
                                                                                ----------------------------------------------------

             Long-Term Debt

    223      Advances from associate companies (Schedule XII)                                            -                     -
    224      Other long-term debt (Schedule XII)                                                         -                     -
    225      Unamortized premium on long-term debt                                                       -                     -
    226      Unamortized discount on long-term debt-debit                                                -                     -
                                                                                ----------------------------------------------------
                Total Long-Term Debt                                                                     -                     -
                                                                                ----------------------------------------------------

             Current and Accrued Liabilities

    228     Injuries and Damages                                                                       (76)               (4,536)
    232      Accounts payable                                                                       38,560                40,094
    233      Notes payable to associate companies (Schedule XIII)                                  521,430               492,180
    234      Accounts payable to associate companies (Schedule XIII)                                (7,955)                4,481
    235     Customer Deposits                                                                       19,213                12,158
    236      Taxes accrued                                                                              89                   196
    238      Dividends declared                                                                          -                     -
    241      Tax collections payable                                                                   192                   862
    242      Miscellaneous current and accrued liabilities (Schedule XIII)                           7,889                 6,786
                                                                                ----------------------------------------------------
                Total Current and Accrued Liabilities                                              579,342               552,221
                                                                                ----------------------------------------------------

             Deferred Credits

    253      Other deferred credits                                                                 19,800                11,417
    255      Accumulated deferred investment tax credits                                                                       -
                                                                                ----------------------------------------------------
                 Total Deferred Credits                                                             19,800                11,417
                                                                                ----------------------------------------------------

    282      Accumulated Deferred Income Taxes                                                           -                     -


                                                                                ----------------------------------------------------
                 TOTAL LIABILITIES AND PROPRIETARY CAPITAL                                        $615,374              $579,870
                                                                                ====================================================


                                  6 of 28 pages

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

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                     Schedule II - Service Company Property

                                 (In Thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                    Balance at                    Retirements                    Balance
                                                    Beginning                         or         Other           at Close
                        Description                  of Year        Additions       Sales       Changes (1)       of Year
------------------------------------------------------------------------------------------------------------------------------------
Service Company Property
Account
    303     Miscellaneous Intangible Plant              48,680       $ 5,291                                     $53,971
    391     Office Furniture and Equipment(2)         $ 23,194         2,781        $ 924                         25,051
    397     Communication Equipment                        195             0                                         195

                                                ------------------------------------------------------------------------------------
                                      SUB-TOTAL         72,069         8,072          924                         79,217
                                                ------------------------------------------------------------------------------------
    107     Construction Work in Progress (3)            7,889        33,292                       (6,828)        34,353
                                                ------------------------------------------------------------------------------------
                                          TOTAL       $ 79,958      $ 41,364        $ 924        $ (6,828)     $ 113,570
                                                ====================================================================================

(1) Provide an explanation of those changes considered material: Construction work in progress transferred in service.

(2) Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               Balance at
                                Subaccount Description                                          Additions    Close of Year
------------------------------------------------------------------------------------------------------------------------------------
Office Furniture and Equipment (391)
            Main Frame Computer                                                                 $   246         $  9,809
            Reproduction Equipment                                                                    4              508
            Personal Computer                                                                     2,531           14,034
            Computer Assisted Drafting                                                                -              108
            Computer Hardware                                                                         -              592


                                                                                ----------------------------------------------------
                                                                           TOTAL                $ 2,781         $ 25,051
--------------------------------------------------------------------------------====================================================
(3) Describe construction work in progress: Installations for CSS (Customer
    Service System), CRS (Corporate Reporting System), E Procurement, and
    personal computers.



                                  7 of 28 pages

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

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

 Schedule III - Accumulated Provision for Depreciation and Amortization of Service Company Property

                                 (In Thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                  Balance at      Additions                       Other         Balance
                                                  Beginning      Charged to                    Changes Add      at Close
                        Description                of Year       Account 403    Retirements    (Deduct) (1)     of Year
------------------------------------------------------------------------------------------------------------------------------------
Account
    303     Miscellaneous Intangible Plant         $10,108         $11,162                                      $21,270
    391     Office Furniture and Equipment            (297)            738            924             97           (386)
    397     Communication Equipment                     48               7                                           55


                                                ------------------------------------------------------------------------------------
                                          TOTAL         $9,859         $11,907       $924            $97        $20,939
                                                ====================================================================================

(1) Provide an explanation of those changes considered material: N/A






                                  8 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                            Schedule IV - Investments

                                 (In Thousands)

Instructions:
Complete the following schedule concerning investments.

Under Account 124 "Other Investments," state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments," list each investment separately.
--------------------------------------------------------------------------------
                                                 Balance at          Balance at
          Description                         Beginning of Year    Close of Year
--------------------------------------------------------------------------------

Account 136 - Temporary Cash Investments -
Money Pool                                        ($23,600)              $0
                                            ------------------------------------
                                    TOTAL         ($23,600)              $0
--------------------------------------------====================================


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

            Schedule V - Accounts Receivable from Associate Companies

                                 (In Thousands)

Instructions:
Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.
--------------------------------------------------------------------------------
                                                 Balance at          Balance at
          Description                         Beginning of Year    Close of Year
--------------------------------------------------------------------------------

Account 146 - Accounts Receivable from Associate Companies

See page 9-A                                       $33,259            $76,407


                                          --------------------------------------
                                  TOTAL            $33,259            $76,407
------------------------------------------======================================
                                                                 Total
                                                              Payments
                                                            --------------------
Analysis of Convenience or Accommodation Payments:
See page 9-A                                                            3,436


                                                            --------------------
                                            TOTAL PAYMENTS             $3,436
                                                            ====================

                                  9 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

            Schedule V - Accounts Receivable from Associate Companies

                                 (In Thousands)

--------------------------------------------------------------------------------
                                                 Balance at         Balance at
          Description                         Beginning of Year    Close of Year
--------------------------------------------------------------------------------

Account 146 - Accounts Receivable from Associate Companies

Ameren Corporation                             $    335             $    0
Ameren Energy Communications                        630                363
CIPSCO Investment Company                             -                 46
AmerenEnergy Fuels & Services                         -                155
Electric Energy Inc.                                 58                230
AmerenEnergy Inc.                                 2,732                  -
Ameren ERC                                          264                124
Union Electric Company                           19,696             47,670
Central Illinois Public Service Company           6,878             18,401
Ameren Development Company                            -                  9
AmerenEnergy Resources Company                      864                 27
AmerenEnergy Development Company                    798              1,871
AmerenEnergy Marketing Company                      599              1,941
Illinois Materials Supply Co.                       138                173
AmerenEnergy Generating Company                     267              5,397
                                          --------------------------------------
                                  TOTAL         $33,259            $76,407
                                          ======================================



                                          --------------------------------------

                                               Bulk Power           Other
                                                Payments           Payments
                                          --------------------------------------
Analysis of Convenience or Accommodation Payments:

Union Electric Company                                              $2,317
Central Illinois Public Service Company                                202
Electric Energy Inc.                                                   119
AmerenEnergy Generating Company                                        613
AmerenEnergy Resources Company                                         185





                                          --------------------------------------
                                                     $0             $3,436
                                          ======================================




                                      9 - A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                 Schedule VI - Fuel Stock Expenses Undistributed

                                 (In Thousands)

Instructions: Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

--------------------------------------------------------------------------------
Description                                       Labor     Expenses     Total
--------------------------------------------------------------------------------
                                  ----------------------------------------------
Account 152 - Fuel Stock Expenses Undistributed     0           0          0

(No account 152 for Ameren Services Company)

                                  ----------------------------------------------
                                     TOTAL          0           0           0
                                  ==============================================

--------------------------------------------------------------------------------
Summary:


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                   Schedule VII - Stores Expense Undistributed

                                 (In Thousands)

Instructions:
Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.

-------------------------------------------------------------------------------------------------------------------------
            Description                          Beg. Balance       Labor         Expenses         Total
-------------------------------------------------------------------------------------------------------------------------

Account 163 - Stores Expense Undistributed          (58)            2,005          (1,976)          (29)






                                                -------------------------------------------------------------------------
                                     TOTAL          (58)            2,005          (1,976)          (29)
                                                           ==============================================================




                                 10 of 28 pages

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                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

            Schedule VIII - Miscellaneous Current and Accrued Assets

                                 (In Thousands)

Instructions:
Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

------------------------------------------------------------------------------------------------------
                                                                 Balance at         Balance at
               Description                                    Beginning of Year    Close of Year
------------------------------------------------------------------------------------------------------
Account 174 - Miscellaneous Current and Accrued Assets:
   Unbilled expenses and other receivables                            $0                 $0
                                                            ------------------------------------------
                                                     TOTAL            $0                 $0
                                                            ==========================================

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                   Schedule IX - Miscellaneous Deferred Debits

                                 (In Thousands)

Instructions:
Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.

--------------------------------------------------------------------------------
                                              Balance at         Balance at
               Description                 Beginning of Year    Close of Year
--------------------------------------------------------------------------------

Account 186 - Miscellaneous Deferred Debits:
  Billings to Outside Clients                     $34               $817
  Midwest ISO                                      29                 32
  Deferred Manufactured Gas Plant COS             164                  -
                                          --------------------------------------
                                    TOTAL        $227               $849
                                          ======================================


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

        Schedule X - Research, Development or Demonstration Expenditures

                                 (In Thousands)

Instructions.
Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

--------------------------------------------------------------------------------
                       Description                                     Amount
--------------------------------------------------------------------------------

Account 188 - Research, Development, or Demonstration Expenditures        0

                                                                     -----------
                                                            TOTAL         0
                                                                     ===========

                                 11 of 28 pages


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
                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                        Schedule XI - Proprietary Capital



--------------------------------------------------------------------------------------------------------------------
                                                 Number of Shares   Par or Stated    Outstanding    Close of Period
Account Number                Class of Stock        Authorized     Value Per Share   No. of Shares    Total Amount
--------------------------------------------------------------------------------------------------------------------
201                         Common Stock Issued      30,000             $0.01           1,000              $10
--------------------------------------------------------------------------------------------------------------------




Instructions:
Classify amounts in each account with brief explanation, disclosing the general nature of transactions which give rise to the reported amounts.

--------------------------------------------------------------------------------
               Description                                     Amount
--------------------------------------------------------------------------------

Account 211 - Miscellaneous Paid-in Capital                  $ 16,232

Account 215 - Appropriated Retained Earnings                        -

--------------------------------------------------------------------------------
                                                    TOTAL    $ 16,232
                                                           ---------------------


Instructions:
Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing associates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

--------------------------------------------------------------------------------------------------------------------
                                                      Balance at        Net Income      Dividends      Balance at
                 Description                       Beginning of Year    -or (loss)         Paid      Close of Year
--------------------------------------------------------------------------------------------------------------------
Account 216 - Unappropriated Retained Earnings            0                 0               0              0
                                                  ------------------------------------------------------------------
                                            TOTAL         0                 0               0              0
                                                  ==================================================================





                                 12 of 28 pages

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
                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                          Schedule XII - Long-Term Debt

                                 (In Thousands)

Instructions:
Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

------------------------------------------------------------------------------------------------------------------------------------
                            Terms of Obligation                                  Balance at                              Balance at
                              Class & Series     Date of   Interest     Amount   Beginning                                  Close
  Name of Creditor             of Obligation     Maturity    Rate     Authorized  of Year    Additions  Deductions<F1>     of Year
------------------------------------------------------------------------------------------------------------------------------------
Account 223 - Advances from
                Associate
                Companies:                                               NONE        0                                        0





Account 224 - Other Long-Term
                          Debt:                                                     $0           $0          $0              $0



------------------------------------------------------------------------------------------------------------------------------------
                                                                         TOTAL      $0          - 0 -        $0              $0
--------------------------------------------------------------------------------====================================================

 Give an explanation of Deductions:







                                 13 of 28 pages

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

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                 Schedule XIII - Current and Accrued Liabilities

                                 (In Thousands)

Instructions:
Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

---------------------------------------------------------------------------------------------------
                                                         Balance at               Balance at
             Description                              Beginning of Year          Close of Year
---------------------------------------------------------------------------------------------------
Account 233 - Notes Payable to Associate Companies

Ameren Corporation                                        $ 92,560                  $397,320
Ameren CIPS                                                      -                    24,200
CIPSCO Investment Company                                   33,500                       700
Union Electric Development Corporation                       5,000                     2,550
Union Electric Company                                     255,570                    83,760
Ameren Energy Marketing Company                              5,700                    12,900
Ameren Energy Generating Company                            99,850                         -
                                                       --------------------------------------------
                                             TOTAL        $492,180                  $521,430
                                                       ============================================

Account 234 - Accounts Payable to Associate Companies

CIPSCO Investment Company                                 $    184                  $      0
Electric Energy Inc                                          3,557                     2,208
Union Electric Development Corporation                          34                         -
Ameren Energy                                                    -                   (11,591)
Ameren Corporation                                               -                     1,428
Ameren Energy Fuels and Services Company                       706                         -
                                                       --------------------------------------------
                                             TOTAL          $4,481                   ($7,955)
                                                       ============================================


Account 242 - Miscellaneous Current and Accrued Liabilities

Unclaimed Checks                                          $      0                  $     10
Accrued Dollar More Program                                      8                        12
Accrued Compensation Awards                                 (1,053)                   (1,053)
Accrued Law Expenses                                           221                       637
Accrued Vacation Liability                                   6,903                     7,739
Dental & Optical - Management                                   10                        27
General American Salary Savings Plan                             -                        (1)
Major Medical - Contract Employees                              25                        24
Dental & Optical - Local 1455                                    4                         3
Life of America Insurance                                        2                         2
Major Medical - Executive                                       27                        18
General American Group Life Insurance                          (13)                      (63)
Medical Cash Payments - Clearing                                38                        63
Long Term Disability Insurance                                  23                        27
Supplemental Group Life                                          7                        12
Medical Insurance                                              (18)                      (18)
Personal Care HMO                                                8                         7
Employee Medical Plan                                           48                        29
United Health Care Choice                                        3                         -
Contributions - United Fund                                     26                        13
Purchase of US Saving Bonds                                      -                        (1)
Wage Garnishments                                                1                       (13)
Group Health Plan                                               (2)                        1
United Health Care Select                                        3                         1
Major Medical Premium Surplus                                  (79)                      (79)
Employee Dependent Care Liability                                7                        21
Dental Allowances - 1439,649,309                               (18)                      (39)
Deferred Comp - Board of Directors                              63                        63
Unclaimed Checks - CCMI Legal Pay Acc.                         543                       448
Self Insured Medical Liability                                  (1)                       (1)
                                                       --------------------------------------------
                                             TOTAL          $6,786                    $7,889
                                                       ============================================


                                 14 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                  Schedule XIV - Notes to Financial Statements

Instructions:
The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

See pages 14 - B thru 14 - D






                                     14 - A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                        For Year Ended December 31, 2001
                  Schedule XIV - Notes to Financial Statements

NOTE 1 - Summary of Significant Accounting Policies

Organization and Nature of Operations
Ameren Services Company (the Company) is a wholly-owned subsidiary of Ameren Corporation (Ameren), registered under the Public Utility Holding Company Act of 1935 (PUHCA). The Company was authorized to conduct business as a service company for Ameren and its various subsidiaries by order of the Securities and Exchange Commission (SEC) dated December 30, 1997, The Company is organized along functional lines to accomplish its purpose of providing management, administrative, and technical services. These services are priced so that the Company operates on a break-even basis.

The Company maintains its accounts in accordance with PUHCA, as administered by the SEC, and has adopted a system of accounts consistent with that prescribed by the Federal Energy Regulatory Commission. The accounting policies of the Company conform to U.S. generally accepted accounting principles (GAAP).

Property and Plant
The cost of additions to, and betterments of, units of property and plant is capitalized. Cost includes labor, material, applicable taxes and overheads. Maintenance expenditures and the renewal of items not considered units of property are charged to income as incurred. When units of depreciable property are retired, the original cost and removal cost, less salvage, are charged to accumulated depreciation.

Depreciation
Depreciation is provided over the estimated lives of the various classes of depreciable property by applying composite rates on a straight-line basis.

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and temporary investments purchased with an original maturity of three months or less.

Income Taxes
Ameren and its subsidiaries file a consolidated federal tax return. Deferred tax assets and liabilities are recognized for the tax consequences of transactions that have been treated differently for financial reporting and tax return purposes, measured using statutory tax rates. The Company's expenses are billed to the other subsidiaries of Ameren and taxes are computed on those entities. The Company had no deferred tax assets or liabilities at December 31, 2001 and 2000.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. Such estimates and assumptions may affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Fair Value of Financial Instruments
The carrying amounts of financial instruments on the Company's books are a reasonable estimate of their fair value.

Software
Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" became effective on January 1, 1999. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. Under SOP 98-1, certain costs may be capitalized and amortized over some future period.

                                    Pg 14 - B

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                        For Year Ended December 31, 2001
                  Schedule XIV - Notes to Financial Statements

NOTE 2 - Common Stock

The Company is authorized to issue 30,000 shares of common stock at a par value of one cent ($.01) per share. Ameren holds all of the Company's common stock. At December 31, 2001 and 2000, there were 1,000 shares outstanding.

NOTE 3 - Financing Arrangements

Ameren has money pool agreements among its subsidiaries to coordinate and provide for certain short-term cash and working capital requirements. The money pools are administered by the Company (see Note 4).

Ameren also has bank credit agreements totaling $700 million, expiring at various dates between 2002 and 2003, that support a portion of Ameren's commercial paper programs. At December 31, 2001, all of the bank credit agreements were unused; however, due to commercial paper borrowings and other commitments, $126 million of such borrowing capacity was available.

NOTE 4 - Related Party Transactions

The Company has transactions in the normal course of business with other Ameren subsidiaries. These transactions are primarily comprised of services received or rendered. Intercompany receivables were approximately $76 million and $33 million, respectively, as of December 31, 2001 and 2000. Intercompany payables totaled approximately $(8) million and $4 million, respectively, as of December 31, 2001 and 2000.

Ameren's subsidiaries have the ability to invest excess funds or borrow funds as needed from Ameren's money pools. Interest is calculated at varying rates of interest depending on the composition of internal and external funds in the money pools. Excess funds that are not borrowed by other subsidiaries are invested externally by the Company and recorded as an intercompany note payable on the Company's balance sheet. Intercompany notes payable were approximately $521 million and $492 million, respectively, as of December 31, 2001 and 2000.

NOTE 5 - Retirement Benefits

On January 1, 1999, the Union Electric Company (AmerenUE) and the Central Illinois Public Service Company (AmerenCIPS) pension plans combined to form the Ameren Retirement Plans. The Ameren plans cover substantially all employees of the Company. Benefits are based on the employees' years of service and compensation. The Ameren plans are funded in compliance with income tax regulations and federal funding requirements. The Company, along with the other subsidiaries of Ameren, is a participant in the Ameren plans and is responsible for its proportional share of the costs. The Company's share of the pension costs for 2001 and 2000 was $900,000 and $400,000, respectively, of which approximately 9% and 19% were charged to construction accounts.

In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. On January 1, 2000, the AmerenUE and the AmerenCIPS postretirement medical plans combined to form the Ameren Postretirement Benefit Plans (Ameren Postretirement Plans). The Ameren Postretirement Plans cover substantially all employees of the Company. The Ameren Postretirement Plans are funded in compliance with income tax regulations and federal funding requirements. The Company, along with other subsidiaries of Ameren, is a participant in the Ameren Postretirement Plans and is responsible for its proportional share of the costs. The Company's share of the postretirement benefit costs for 2001 and 2000 was $15 million and $6 million, respectively, of which approximately 18% was charged to construction accounts for both 2001 and 2000. 1999 postretirement plan information for AmerenUE's and AmerenCIPS' plans, which also covered Ameren Services Company employees, is presented separately.


                                    Pg 14 - C

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                        For Year Ended December 31, 2001
                  Schedule XIV - Notes to Financial Statements


AmerenUE's postretirement benefit costs were $46 million in 1999 of which approximately 18% were charged to construction accounts. In 1999 claims were paid out of the plan trust funds, which were established in 1995.

Components of AmerenUE's Net Periodic Postretirement Benefit Cost:
--------------------------------------------------------------------------------
In Millions                                                  1999
--------------------------------------------------------------------------------
Service cost                                                  $15
Interest cost                                                  25
Expected return on plan assets                                 (6)
Amortization of:
    Transition obligation                                      12
    Actuarial gain                                              -
--------------------------------------------------------------------------------
Net periodic benefit cost                                     $46
--------------------------------------------------------------------------------

AmerenCIPS' postretirement benefit costs were $3 million in 1999 of which approximately 10% were charged to construction accounts. The following is the plan information related to AmerenCIPS' plans as of December 31, 1999.

Components of AmerenCIPS' Net Periodic Postretirement Benefit Cost:
--------------------------------------------------------------------------------
In Millions                                                    1999
--------------------------------------------------------------------------------
Service cost                                                    $ 3
Interest cost                                                     9
Expected return on plan assets                                   (9)
Amortization of:
    Transition obligation                                         6
    Actuarial gain                                               (6)
--------------------------------------------------------------------------------
Net periodic benefit cost                                       $ 3
--------------------------------------------------------------------------------

NOTE 6 - Interchange Transactions

The Company acts as an agent for the coordination of interchange transactions with outside parties. Amounts related to these transactions are allocated to AmerenUE and AmerenEnergy Generating Company.









                                    Pg 14 - D


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                         Schedule XV Statement of Income

                                 (In Thousands)

--------------------------------------------------------------------------------------
Account            Description                            Current Year      Prior Year
--------------------------------------------------------------------------------------
      Income

457   Services rendered to associate companies              $301,842         $267,125
458   Services rendered to nonassociate companies                  0                0
456   Other Electric Revenues                                    314            3,067
                                                      --------------------------------
                               Total Income                  302,156          270,192
                                                      --------------------------------
      Expense

920   Salaries and wages                                      72,007           50,228
921   Office Supplies and Expenses                            18,090           17,860
922   Administrative Expense Transferred - Credit                 27           (6,900)
923   Outside Services Employed                              118,212          117,775
924   Property Insurance                                          11                2
925   Injuries and Damages                                     1,419            1,104
926   Employee Pensions and Benefits                             960            5,800
928   Regulatory Commission Expense                            1,516            1,103
930.1 General Advertising Expenses                               677              297
930.2 Miscellaneous General Expenses                           4,408            5,668
931   Rents                                                   20,783           20,365
935   General Plant Maintenance                                2,061            1,674
901   Customer Accounts - Supervision                            371              236
902   Customer Accounts - Meter Reading                        1,614            1,499
903   Customer Accounts - Customer Records                     7,629            7,667
905   Customer Accounts - Miscellaneous                          111              169
908   Customer/Information Expense - Assistance                  243              293
909   Customer/Information Expense - Informational             1,169            1,122
910   Customer/Information Expense - Miscellaneous               155              102
912   Demonstration & Selling Expenses                         2,240            2,680
913   Advertising Expense                                         26                0
916   Miscellaneous Sales Expense                                 26               77
500   Operation Supervision & Engineering                        434              449
501   Steam - Operation Supervision & Eng                          0            1,568
506   Steam - Miscellaneous Expenses                           1,329              233
510   Steam - Maintenance Supervision & Engineering              348              552
514   Steam - Maintenance - Miscellaneous                          7                -
517   Nuclear - Operation Supervision & Engineering                5               10
524   Nuclear - Miscellaneous Operation Expenses                 112               85
528   Nuclear - Maintenance Supervision & Engineering              5                4
539   Hydro Operation - Miscellaneous Expenses                    62               11
541   Hydro Maintenance - Supervision & Engineering                0               72
549   Other Power Operation - Miscellaneous                      211               21
556   Other Power Supply Expenses - System Control & Dispatch  2,031            1,742
557   Other Power Supply Expenses - Other                      2,966            2,325
560   Transmission Operation - Supervision & Engineering         130               95
561   Transmission Operation - Load Dispatch                   4,248            4,444
566   Transmission Operation - Misc. Expenses                     11                9
568   Transmission Maintenance - Supv. & Engineering             650              515
                                                      --------------------------------
                          Subtotal                           266,304          240,956


                                 15 of 28 pages


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                   Schedule XV Statement of Income (Continued)

                                 (In Thousands)

---------------------------------------------------------------------------------------------------
Account                   Description                                  Current Year      Prior Year
---------------------------------------------------------------------------------------------------
          Expense (continued)

570       Transmission Maintenance - Station Equipment                         0                2
580       Distribution Operation - Supervision & Eng                       1,978            1,155
582       Distribution Operation - Station Expenses                           23               21
583       Distribution Operation - Overhead Line                             106               30
584       Distribution Operation - Underground Lines                          32               25
586       Distribution Operation - Meter Expenses                          1,012              907
587       Distribution Operation - Installation Expense                       90               75
588       Distribution Operation - Misc.                                   2,182              700
590       Distribution Maintenance - Supv. & Engineering                   2,896            2,286
592       Distribution Maintenance - Station Equipment                        19               17
593       Distribution Maintenance - Overhead Lines                        1,132              895
594       Distribution Maintenance - Underground Lines                         1                1
596       Distribution Maintenance - Street Lighting                           1                1
597       Distribution Maintenance - Meters                                  166              167
598       Distribution Maintenance - Misc                                     14               25
807       Purchase Gas Expense                                               514              827
814       Underground Storage Operation - Supv. & Engineering                 59               51
830       Underground Storage Maintenance - Supv. & Engineering               54               52
832       Maintenance of Reservoirs and Wells                                  0                2
850       Transmission Expense - Supv. & Engineering                          65               52
851       Transmission Expense - System Cntrl/Load Dispatching                37               19
857       Transmission Expense - Regulating Stations                         499              403
859       Transmission Expense - Other                                       264              217
861       Transmission Expense Maintenance - Supv. & Engineering              50               60
870       Distribution Operation - Supervision & Engineering                 534              390
879       Distribution Operation - Customer Installations Expense             11                9
880       Distribution Operation - Other                                     881              760
885       Distribution Maintenance - Supv. & Engineering                      34                7
893       Distribution Maintenance - Meters                                  847              652
403       Depreciation Expense                                               745              691
404       Amortization Expense                                            12,832           10,001
408       Taxes Other Than Income Taxes                                      419              428
411       Provision for Deferred Income Taxes                                  1                3
419       Interest & Dividend Income                                     (18,909)         (20,349)
421       Gains / Losses from Property Dispositions                          123               26
426.4     Expenditures for certain civic & political activities            1,785            2,322
426.5     Other Deductions                                                   843            1,151
431       Other Interest Expense                                          24,512           25,155
                                                                 ----------------------------------
                                        Total Expense                    302,156          270,192
                                                                 ----------------------------------

                                                                 ----------------------------------
                                  Net Income or (Loss)                        $0               $0
                                                                 ==================================


                            15 - A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                               Analysis of Billing

                        Associate Companies - Account 457

                                 (In Thousands)

-----------------------------------------------------------------------------------------------------------
                                                   Direct         Indirect      Compensation      Total
                                                   Costs           Costs          For Use         Amount
 Name of Associate Company                        Charged         Charged       of Capital        Billed
-----------------------------------------------------------------------------------------------------------
                                                   457-1           457-2           457-3
                                                -----------------------------------------------------------
AmerenEnergy Resources Company                      $514             $88                            $602
Ameren Corporation                                 3,742             842                           4,584
Ameren Energy Communications                       1,608             631                           2,239
CIPSCO Investment Company                            143              33                             176
Union Electric Development Corporation                54              14                              68
AmerenEnergy Inc.                                    616             136                             752
AmerenERC                                            158              36                             194
Union Electric Company                           166,033          29,535                         195,568
Central Illinois Public Service Company           54,817          10,539                          65,356
AmerenEnergy Fuels and Services Company              370             104                             474
AmerenEnergy Development Company                   1,152             222                           1,374
AmerenEnergy Marketing Company                       156              34                             190
Illinois Materials Supply Company                    335             104                             439
Ameren Development Corporation                        40               5                              45
AmerenEnergy Generating Company                   25,719           4,062                          29,781

                                                -----------------------------------------------------------
                                   TOTAL        $255,457         $46,385              $0        $301,842
                                                ===========================================================








                                 16 of 28 pages


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                               Analysis of Billing

                      Nonassociate Companies - Account 458

                                 (In Thousands)



Instruction:
Provide a brief description of the services rendered to each nonassociate company:

-----------------------------------------------------------------------------------------------------------------------------
                                           Direct       Indirect     Compensation                    Excess        Total
                                            Cost          Cost          For Use         Total          Or         Amount
   Name of Nonassociate Company            Charged      Charged       of Capital         Cost      Deficiency     Billed
-----------------------------------------------------------------------------------------------------------------------------
                                            458-1        458-2           457-3                       458-4
                                        -------------------------------------------------------------------------------------


                                        -------------------------------------------------------------------------------------
                                  TOTAL      $0            $0             $0              $0           $0           $0
                                        =====================================================================================















                                 17 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

Schedule XVI - Analysis of Charges for Service Associate and Nonassociate Companies

                                 (In Thousands)

Instruction:
Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

------------------------------------------------------------------------------------------------------------------------------------
                                                          Associate Company Charges          Nonassociate Company Charges
                                                          -------------------------        --------------------------------
                                                          Direct    Indirect                Direct      Indirect
Account        Description of Items                       Cost       Cost      Total         Cost        Cost       Total
------------------------------------------------------------------------------------------------------------------------------------
920        Salaries and Wages                             $58,282   $13,725   $72,007                                  $0
921        Office Supplies and Expenses                    15,863     2,227    18,090                                   -
922        Administrative Expense Transferred - Credit         27         -        27                                   -
923        Outside Services Employed                      115,420     2,792   118,212                                   -
924        Property Insurance                                   -        11        11                                   -
925        Injuries and Damages                             1,404        15     1,419                                   -
926        Employee Pensions and Benefits                     960         -       960                                   -
928        Regulatory Commission Expense                    1,515         1     1,516                                   -
930.1      General Advertising Expenses                       677         -       677                                   -
930.2      Miscellaneous General Expenses                   3,562       846     4,408                                   -
931        Rents                                            2,683    18,100    20,783                                   -
935        General Plant Maintenance                        1,825       236     2,061                                   -
901        Customer Accounts - Supervision                    370         1       371                                   -
902        Customer Accounts - Meter Reading                1,613         1     1,614
903        Customer Accounts - Customer Records             7,196       433     7,629
905        Customer Accounts - Miscellaneous                  109         2       111
908        Customer/Information Expense - Assistance          105       138       243                                   -
909        Customer/Information Expense - Informational     1,032       137     1,169
910        Customer/Information Expense - Miscellaneous        40       115       155
912        Demonstration & Selling Expenses                 1,871       369     2,240                                   -
913        Advertising Expenses                                26         -        26                                   -
916        Miscellaneous Sales Expense                          9        17        26
500        Operation Supervision & Engineering (Eng)          434         -       434                                   -
506        Steam - Miscellaneous Expenses                   1,329         -     1,329
510        Steam - Maintenance Supervision & Eng              348         -       348                                   -
514        Steam - Maintenance - Miscellaneous                  7         -         7
                                                      ------------------------------------------------------------------------------
                                              Subtotal    216,707    39,166   255,873     -     -     -

--------------------------------------------------------------------------------------
                                                           Total Charges for Service
                                                          ----------------------------
                                                          Direct    Indirect
Account        Description of Items                       Cost       Cost       Total
--------------------------------------------------------------------------------------
920        Salaries and Wages                             $58,282    $13,725   $72,007
921        Office Supplies and Expenses                    15,863      2,227    18,090
922        Administrative Expense Transferred - Credit         27          -        27
923        Outside Services Employed                      115,420      2,792   118,212
924        Property Insurance                                   -         11        11
925        Injuries and Damages                             1,404         15     1,419
926        Employee Pensions and Benefits                     960          -       960
928        Regulatory Commission Expense                    1,515          1     1,516
930.1      General Advertising Expenses                       677          -       677
930.2      Miscellaneous General Expenses                   3,562        846     4,408
931        Rents                                            2,683     18,100    20,783
935        General Plant Maintenance                        1,825        236     2,061
901        Customer Accounts - Supervision                    370          1       371
902        Customer Accounts - Meter Reading                1,613          1     1,614
903        Customer Accounts - Customer Records             7,196        433     7,629
905        Customer Accounts - Miscellaneous                  109          2       111
908        Customer/Information Expense - Assistance          105        138       243
909        Customer/Information Expense - Informational     1,032        137     1,169
910        Customer/Information Expense - Miscellaneous        40        115       155
912        Demonstration & Selling Expenses                 1,871        369     2,240
913        Advertising Expenses                                26          -        26
916        Miscellaneous Sales Expense                          9         17        26
500        Operation Supervision & Engineering (Eng)          434          -       434
506        Steam - Miscellaneous Expenses                   1,329          -     1,329
510        Steam - Maintenance Supervision & Eng              348          -       348
514        Steam - Maintenance - Miscellaneous                  7          -         7
                                                      --------------------------------
                                              Subtotal    216,707     39,166   255,873

                                 18 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

 Schedule XVI - Analysis of Charges for Service Associate and Nonassociate Companies

                                 (In Thousands)

Instruction:
Total cost of service will equal for  associate and  nonassociate  companies the total amount billed under their separate analysis of billing schedules.
----------------------------------------------------------------------------------------------------------------------
                                                           Associate Company Charges    Nonassociate Company Charges
                                                           -------------------------    ------------------------------
                                                             Direct   Indirect            Direct     Indirect
Account               Description of Items                    Cost      Cost   Total       Cost        Cost      Total
----------------------------------------------------------------------------------------------------------------------
517        Nuclear - Operation Supervision & Eng                 5        -        5                               -
524        Nuclear - Miscellaneous Operation Expenses          112        -      112
528        Nuclear - Maintenance Supervision & Eng               5        -        5
539        Hydro Operation - Miscellaneous Expenses             62        -       62                               -
549        Other Power - Operation - Misc                      211        -      211                               -
556        Other Power Supply Expenses - System Control      2,020       11    2,031                               -
557        Other Power Supply Expenses - Other               2,879       87    2,966
560        Transmission Operation - Supervision & Eng          129        1      130                               -
561        Transmission Operation - Load Dispatch            4,245        3    4,248
566        Transmission Operation - Misc. Expenses              11        -       11
568        Transmission Maintenance - Supv. & Eng              649        1      650                               -
580        Distribution Operation - Supervision & Eng        1,820      158    1,978                               -
582        Distribution Operation - Station Expenses            22        1       23
583        Distribution Operation - Overhead Line              105        1      106
584        Distribution Operation - Underground Lines           32        -       32
586        Distribution Operation - Meter Expenses             999       13    1,012
587        Distribution Operation - Installation Expense        89        1       90
588        Distribution Operation - Misc                     2,000      182    2,182
590        Distribution Maintenance - Supv. & Eng            2,745      151    2,896                               -
592        Distribution Maintenance - Station Equipment         19        -       19
593        Distribution Maintenance - Overhead Lines         1,118       14    1,132
594        Distribution Maintenance - Underground Lines          1        -        1
596        Distribution Maintenance - Street Lighting            1        -        1
597        Distribution Maintenance - Meters                   166        -      166
598        Distribution Maintenance - Misc                      14        -       14
807        Purchase Gas Expense                                514        -      514                               -
                                                       ---------------------------------------------------------------
                                              Subtotal      19,973       624  20,597         -           -         -
---------------------------------------------------------------------------------------
                                                             Total Charges for Service
                                                             --------------------------
                                                               Direct   Indirect
Account               Description of Items                      Cost      Cost    Total
---------------------------------------------------------------------------------------
517        Nuclear - Operation Supervision & Eng                 5         -       5
524        Nuclear - Miscellaneous Operation Expenses          112         -     112
528        Nuclear - Maintenance Supervision & Eng               5         -       5
539        Hydro Operation - Miscellaneous Expenses             62         -      62
549        Other Power - Operation - Misc                      211         -     211
556        Other Power Supply Expenses - System Control      2,020        11   2,031
557        Other Power Supply Expenses - Other               2,879        87   2,966
560        Transmission Operation - Supervision & Eng          129         1     130
561        Transmission Operation - Load Dispatch            4,245         3   4,248
566        Transmission Operation - Misc. Expenses              11         -      11
568        Transmission Maintenance - Supv. & Eng              649         1     650
580        Distribution Operation - Supervision & Eng        1,820       158   1,978
582        Distribution Operation - Station Expenses            22         1      23
583        Distribution Operation - Overhead Line              105         1     106
584        Distribution Operation - Underground Lines           32         -      32
586        Distribution Operation - Meter Expenses             999        13   1,012
587        Distribution Operation - Installation Expense        89         1      90
588        Distribution Operation - Misc                     2,000       182   2,182
590        Distribution Maintenance - Supv. & Eng            2,745       151   2,896
592        Distribution Maintenance - Station Equipment         19         -      19
593        Distribution Maintenance - Overhead Lines         1,118        14   1,132
594        Distribution Maintenance - Underground Lines          1         -       1
596        Distribution Maintenance - Street Lighting            1         -       1
597        Distribution Maintenance - Meters                   166         -     166
598        Distribution Maintenance - Misc                      14         -      14
807        Purchase Gas Expense                                514         -     514
                                                           ----------------------------
                                                  Subtotal  19,973       624  20,597

                                     18 - A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

 Schedule XVI - Analysis of Charges for Service Associate and Nonassociate Companies

                                 (In Thousands)

Instruction:
Total cost of service will equal for  associate and  nonassociate  companies the total amount billed under their separate analysis of billing schedules.
-------------------------------------------------------------------------------------------------------------------------------
                                                                     Associate Company Charges   Nonassociate Company Charges
                                                                     -------------------------   ------------------------------
                                                                      Direct  Indirect           Direct  Indirect
Account               Description of Items                             Cost     Cost    Total     Cost    Cost     Total
-------------------------------------------------------------------------------------------------------------------------------
814        Underground Storage Operation - Supv. & Eng                  59        -         59                         -
830        Underground Storage Expense Maintenance                      54        -         54                         -
850        Transmission Expense - Supv. & Eng                           65        -         65                         -
851        Transmission Exp. - System Cntrol/Load Disp.                 37        -         37                         -
857        Transmission Expense - Regulating Stations                  499                 499
859        Transmission Expense - Other                                264                 264
861        Transmission Expense Maintenance - Supv.                     50                  50                         -
870        Distribution Operation - Supervision & Eng                  534                 534                         -
879        Distribution Operation - Installation Expense                11                  11
880        Distribution Operation - Other                              846       35        881
885        Distribution Maintenance - Supv. & Eng                       34                  34                         -
893        Distribution Maintenance - Meters                           847                 847
403        Depreciation Expense                                        321      424        745                         -
404        Amortization Expense                                     12,832        -     12,832                         -
408        Taxes Other Than Income Taxes                                 -      419        419                         -
411        Provisions for Deferred Income Taxes                          1                   1                         -
419        Interest & Dividend Income                                    -  (18,909)   (18,909)                        -
421        Gains/Losses from Property Dispositions                     123                 123                         -
426.4      Expenditures for certain civic and political activities   1,190      595      1,785
426.5      Other Deductions                                            562      281        843                         -
431        Other Interest Expense                                        -   24,512     24,512                         -
                                                       ------------------------------------------------------------------------
                                        TOTAL EXPENSES             255,009   47,147    302,156       -        -        -
                                                       ------------------------------------------------------------------------
                 Compensation for use of Equity Capital
           --------------------------------------------------------------------------------------------------------------------
430        Interest on Debt to Associate Companies                                           -                         -
                                                       ------------------------------------------------------------------------
                                 TOTAL COST OF SERVICE            $255,009   $47,147  $302,156      $0       $0       $0
                                                       ========================================================================
-------------------------------------------------------------------------------------------------
                                                                      Total Charges for Service
                                                                     ----------------------------
                                                                      Direct  Indirect
Account               Description of Items                             Cost     Cost    Total
-------------------------------------------------------------------------------------------------
814        Underground Storage Operation - Supv. & Eng -                59         -        59
830        Underground Storage Expense Maintenance                      54         -        54
850        Transmission Expense - Supv. & Eng                           65         -        65
851        Transmission Exp. - System Cntrol/Load Disp.                 37         -        37
857        Transmission Expense - Regulating Stations                  499         -       499
859        Transmission Expense - Other                                264         -       264
861        Transmission Expense Maintenance - Supv.                     50         -        50
870        Distribution Operation - Supervision & Eng                  534         -       534
879        Distribution Operation - Installation Expense                11         -        11
880        Distribution Operation - Other                              846        35       881
885        Distribution Maintenance - Supv. & Eng                       34         -        34
893        Distribution Maintenance - Meters                           847         -       847
403        Depreciation Expense                                        321       424       745
404        Amortization Expense                                     12,832         -    12,832
408        Taxes Other Than Income Taxes                                 -       419       419
411        Provisions for Deferred Income Taxes                          1         -         1
419        Interest & Dividend Income                                    -   (18,909)  (18,909)
421        Gains/Losses from Property Dispositions                     123         -       123
426.4      Expenditures for certain civic and political activities   1,190       595     1,785
426.5      Other Deductions                                            562       281       843
431        Other Interest Expense                                        -    24,512    24,512
                                                       ------------------------------------------
                                        TOTAL EXPENSES             255,009    47,147   302,156
                                                       ------------------------------------------
                 Compensation for use of Equity Capital
           --------------------------------------------------------------------------------------
430        Interest on Debt to Associate Companies                       -         -         -
                                                       ------------------------------------------
                                 TOTAL COST OF SERVICE            $255,009   $47,147  $302,156
                                                       ==========================================

                                     18 - B

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                        For Year Ended December 31, 2001

Schedule XVII - Schedule of Expense Distribution by Department or Service Function

                                 (In Thousands)

Instruction:
Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).

------------------------------------------------------------------------------------------------------------------------------------
                                                                                 DEPARTMENT OR SERVICE FUNCTION (cont. on page 19-A)
                                                                   -----------------------------------------------------------------
Account                                                Total  Corporate Controller's  Division   Energy Delivery    Environmental
Number   Description of Items                          Amount   Comm.                 Support       Tech Serv     Safety & Health
------------------------------------------------------------------------------------------------------------------------------------
920      Salaries and Wages                           $ 72,007    $ 858     $5,313      $5,627      $4,506             $995
921      Office Supplies and Expenses                   18,090      210        331         451         508               95
922      Administrative Expense Transferred - Credit        27        -          -           -           -                -
923      Outside Services Employed                     118,212        -        137         313           -              398
924      Property Insurance                                 11        -          -           -           -                -
925      Injuries and Damages                            1,419        -          -          13           3              479
926      Employee Pensions and Benefits                    960      232          -           -           -                -
928      Regulatory Commission Expense                   1,516        2         12          21          15                2
930.1    General Advertising Expenses                      677      675          -           -           -                -
930.2    Miscellaneous General Expenses                  4,408    2,034         31          79          68               10
931      Rents                                          20,783      372      1,116       3,040       4,605              346
935      General Plant Maintenance                       2,061        5         14          40          35               26
901      Customer Accounts - Supervision                   371        2          7          95          15                2
902      Customer Accounts - Meter Reading               1,614        9         26       1,072          56                8
903      Customer Accounts - Customer Records            7,629       48        145       3,787         309               45
905      Customer Accounts - Miscellaneous                 111        1          2           8           4                1
908      Customer/Information Expense - Assistance         243        2          5         118          10                1
909      Customer/Information Expense - Informational    1,169    1,023          3          78           7                1
910      Customer/Information Expense - Miscellaneous      155        1          2         102           5                1
912      Demonstration & Selling Expenses                2,240      724         37         688          80               12
913      Advertising Expense                                26        -          -          21           2                -
916      Miscellaneous Sales Expense                        26        -          -          20           -                -
500      Operation Supervision & Eng.                      434        -          -           1           1                -
506      Steam - Miscellaneous Expenses                  1,329       12         20          54          43              905
510      Steam - Maintenance Supervision & Eng             348        2          8          24         207                2
514      Steam - Misc Maintenance                            7        -          -           -           -                -
517      Nuclear - Operation Supervision & Eng               5        -          -           -           -                -
524      Nuclear - Miscellaneous Operation Expenses        112        1         13           5           4               32
528      Nuclear - Maintenance Supervision & Eng.            5        -          -           -           -                -
539      Hydro Operation - Miscellaneous Expenses           62        -          2           3           2               46
549      Miscellaneous Other Power Generation Exp.         211        1          4          11           9               79
556      Other Power Supply Expenses                     2,031       13         39         104       1,404               12
557      Other Power Supply Expenses - Training          2,966       13         36          96       1,250               19
560      Transmission Operation - Supervision & Eng        130        1          2          69          15                1
561      Transmission Operation - Load Dispatch          4,248       24         72         196       3,133               22
566      Transmission Operation - Misc. Expenses            11        -          -           -          11                -
568      Transmission Maintenance - Supv. & Eng.           650        4         12          70         353                4
580      Distribution Operation - Supervision & Eng      1,978        8         23         583          67                7
                                              --------------------------------------------------------------------------------------
                                     Subtotal         $268,282   $6,277     $7,412     $16,789     $16,727           $3,551

----------------------------------------------------------------------------------------------------------
                                                       DEPARTMENT OR SERVICE FUNCTION (cont. on page 19-A)
                                              ------------------------------------------------------------
Account                                                Executive    Trading      Amounts Charged
Number   Description of Items                                         Bill          to Capital
----------------------------------------------------------------------------------------------------------
920      Salaries and Wages                           $13,639        $0               $0
921      Office Supplies and Expenses                      64         -                -
922      Administrative Expense Transferred - Credit        -         -                -
923      Outside Services Employed                          -    49,763           34,915
924      Property Insurance                                 -         -                -
925      Injuries and Damages                               8         -                -
926      Employee Pensions and Benefits                   218         -                -
928      Regulatory Commission Expense                     39         -                -
930.1    General Advertising Expenses                       -         -                -
930.2    Miscellaneous General Expenses                   325         -                -
931      Rents                                          1,051         -                -
935      General Plant Maintenance                        117         -                -
901      Customer Accounts - Supervision                  188         -                -
902      Customer Accounts - Meter Reading                 32         -                -
903      Customer Accounts - Customer Records             456         -                -
905      Customer Accounts - Miscellaneous                 10         -                -
908      Customer/Information Expense - Assistance         66         -                -
909      Customer/Information Expense - Informational      29         -                -
910      Customer/Information Expense - Miscellaneous      23         -                -
912      Demonstration & Selling Expenses                 307         -                -
913      Advertising Expense                                2         -                -
916      Miscellaneous Sales Expense                        -         -                -
500      Operation Supervision & Eng.                     194         -                -
506      Steam - Miscellaneous Expenses                    38         -                -
510      Steam - Maintenance Supervision & Eng             14         -                -
514      Steam - Misc Maintenance                           -         -                -
517      Nuclear - Operation Supervision & Eng              -         -                -
524      Nuclear - Miscellaneous Operation Expenses         3         -                -
528      Nuclear - Maintenance Supervision & Eng.           5         -                -
539      Hydro Operation - Miscellaneous Expenses           1         -                -
549      Miscellaneous Other Power Generation Exp.          4         -                -
556      Other Power Supply Expenses                      113         -                -
557      Other Power Supply Expenses - Training            63         -                -
560      Transmission Operation - Supervision & Eng        21         -                -
561      Transmission Operation - Load Dispatch           145         -                -
566      Transmission Operation - Misc. Expenses            -         -                -
568      Transmission Maintenance - Supv. & Eng.           98         -                -
580      Distribution Operation - Supervision & Eng       314         -                -
                                              ------------------------------------------------------------
                                     Subtotal         $17,587   $49,763          $34,915

                                 19 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                        For Year Ended December 31, 2001

Schedule XVII - Schedule of Expense Distribution by Department or Service Function

                                 (In Thousands)

--------------------------------------------------------------------------------------------------------------------
         -----------------------------------------------------------------------------------------------------------
Account  Finance Corporat   General    Gas      Human      Industrial   Information    Metro  Miscellaneous   Power
Number    Other  Planning   Counsel  Support   Resources   Relations    Technologies                          Plant
--------------------------------------------------------------------------------------------------------------------
920      $2,718   $1,836    $2,643    $709      $4,524       $650         $20,545       $0       $787          $0
921         256      373       568      77       2,548         87          10,737       11          8          69
922           -        -         -       -           -          -               -        -         27           -
923         793        -     1,093      20       6,092         64          18,261        2      6,310           4
924           -        -         -       -           -          -               -        -          -           -
925           1        -       850       -           -          -              12        -          -           -
926           -        -         -       -         470          -               5        -          -           -
928           3      217     1,148       3           6          1              32        -          -           -
930.1         -        -         -       -           -          -               -        -          2           -
930.2        14        9       813      12          64          3             124        -          -           -
931         500      321       410     737       1,000        115           4,657        -          -           -
935          10        4         5       6          37          1           1,264        1          -          45
901           3        2         3       3           6          1              28        -          -           -
902          12        7        10     193          23          3             104        -          -           -
903          66       43        53      58         188         15             578        -          -           -
905          69        1         1       1           2          -               7        -          -           -
908           2        2         2       2           4          -              19        -          -           -
909           1        1         1       1           3          -              13        -          -           -
910           1        1         1       1           2          -              10        -          -           -
912          17       64        14      15          36          4             155        4          -           -
913           -        -         -       -           -          1               -        -          -           -
916           -        -         -       -           -          -               6        -          -           -
500           -        -         -       -           -          -               1        -        237           -
506           9        6         7       8          18          2             162        -          -           -
510           3        2         2       3           6          1              26        -          -           5
514           -        -         -       -           -          -               -        -          -           7
517           -        -         -       -           -          -               -        -          -           -
524          22        1         1       1          16          -               8        -          -           1
528           -        -         -       -           -          -               -        -          -           -
539           -        -         -       -           1          -               5        -          -           -
549           2        1         2       2           4          -              82        -          -           -
556          17       11        14      16          40          4             156        -          -           -
557          33       10        13      14          80          4           1,109        -         27          12
560           1        1         1       1           2          -              10        -          -           -
561          32       21        27      29          84          7             293        -          -           -
566           -        -         -       -           -          -               -        -          -           -
568           6        4         5       5          11          1              50        -          -           -
580          10        7         8       9          20          2              92        -          -           -
            ------------------------------------------------------------------------------------------------------------------
subtotal $4,601   $2,945    $7,695  $1,926     $15,287       $966         $58,551      $18     $7,398        $143

-----------------------------------------------------------------
Account     Regional     Supply          Ameren       Treasurer's
Number                   Service       Energy Fuels
-----------------------------------------------------------------
920          $303        $3,411            $99           $2,844
921            22           117             84            1,474
922             -             -              -                 -
923             1            30              -               16
924             -             -              -               11
925             1             6              -               46
926             -            35              -                -
928             1             8              -                6
930.1           -             -              -                -
930.2           6            35              -              781
931           218         1,269              -            1,026
935             3           432              -               16
901             1             8              -                7
902             5            30              -               24
903            29           165              -            1,644
905             -             2              -                2
908             1             5              -                4
909             1             4              -                3
910             -             3              -                2
912             7            42              -               34
913             -             -              -                -
916             -             -              -                -
500             -             -              -                -
506             4            23              -               18
510             1             8              -               34
514             -             -              -                -
517             -             5              -                -
524             -             2              -                2
528             -             -              -                -
539             -             2              -                -
549             1             5              -                4
556             8            44              -               36
557             7            41            106               33
560             -             3              -                2
561            14            82              -               67
566             -             -              -                -
568             2            14              -               11
580             7            26            774               21
       -----------------------------------------------------------
subtotal      $643       $5,857         $1,063           $8,168

                                     19 - A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

 Schedule XVII - Schedule of Expense Distribution by Department or Service Function

                                 (In Thousands)

     Instruction:
     Indicate each department or service function. (See Instruction 01-3 General
     Structure of Accounting System: Uniform System of Accounts).

------------------------------------------------------------------------------------------------------------------------------------
                                                                   DEPARTMENT OR SERVICE FUNCTION (cont. on page 19-C)
                                                                   -----------------------------------------------------------------
Account                                                  Total     Corporate   Controller's   Division   Energy Delivery
Number          Description of Items                     Amount       Comm.                    Support      Tech Serv
------------------------------------------------------------------------------------------------------------------------------------
 582    Distribution Operation - Station Expenses         $23          $0          $0             $14            $1
 583    Distribution Operation - Overhead Line            106           1           2              77             4
 584    Distribution Operation - Underground Lines         32           -           1              23             1
 586    Distribution Operation - Meter Expenses         1,012           6          18             759            39
 587    Distribution Operation - Installation Expenses     90           1           2              50             4
 588    Distribution Operation - Misc.                  2,182          10          27           1,641           135
 590    Distribution Maintenance - Supv. & Eng          2,896          18          55           1,163           757
 592    Distribution Maintenance - Station Expenses        19           -           -               1             2
 593    Distribution Maintenance - Overhead Lines       1,132           7          21             388            44
 594    Distribution Maintenance - UG Lines                 1           -           -               -             -
 596    Distribution Maintenance - Street Lighting          1           -           -               -             -
 597    Distribution Maintenance - Meters                 166           1           3             115             7
 598    Distribution Maintenance - Misc                    14           -           -               6             1
 807    Purchase Gas Expense                              514           -           -               -             -
 814    Underground Storage Operation - Supv. & Eng        59           -           1               3             3
 830    Underground Storage Expense Maintenance            54           -           1               3             2
 850    Transmission Expense - Supv. & Eng                 65           -           1               4             3
 851    Trans. Exp.-System Cntrl/Load Disp.                37           -           -               -             -
 857    Transmission Expense - Regulating Stations        499           3           9              25            20
 859    Transmission Expense - Other                      264           2           5              13            10
 861    Transmission Expense Maintenance - Supv.           50           -           -               5             -
 870    Distribution Operation - Supervision & Eng        534           3          10              29            22
 879    Distribution Operation - Installation Expense      11           -           -               5             -
 880    Distribution Operation - Other                    881           2           6              41            13
 885    Distribution Maintenance - Supv. & Eng             34           -           1              24             1
 893    Distribution Maintenance - Meters                 847           5          15              41            32
 403    Depreciation Expense                              745           -           -               -             -
 404    Amortization Expense                           12,832           -           -               -             -
 408    Taxes Other Than Income Taxes                     419           -           -               -             -
 411    Gains from Property Dispositions                    1           -           -               -             -
 419    Interest & Dividend Income                    (18,909)          -           -               -             -
 421    Provisions for Deferred Income Taxes              123           1           3               7             6
 426.4  Expenditures for Certain Civic Activities       1,785       1,339          18              64            39
 426.5  Other Deductions                                  843         330          21              29            20
 431    Other Interest Expense                         24,500           -           -               -             -
                                                     -------------------------------------------------------------------------------
                                     TOTAL EXPENSES  $302,156      $8,006      $7,632         $21,319       $17,893
                                                     ===============================================================================
------------------------------------------------------------------------------------------------------------------------------------
                                                                      DEPARTMENT OR SERVICE FUNCTION (cont. on page 19-C)
                                                                   -----------------------------------------------------------------
Account                                               Environmental      Executive     Trading   Amounts Charged
Number          Description of Items                      Amount      Safety & Health    Bill       to Capital
------------------------------------------------------------------------------------------------------------------------------------
 582    Distribution Operation - Station Expenses            $0              $2           $0              $0
 583    Distribution Operation - Overhead Line                1               2            -               -
 584    Distribution Operation - Underground Lines            -               1            -               -
 586    Distribution Operation - Meter Expenses               6              18            -               -
 587    Distribution Operation - Installation Expenses        1              15            -               -
 588    Distribution Operation - Misc.                        8              34            -               -
 590    Distribution Maintenance - Supv. & Eng               17             381            -               -
 592    Distribution Maintenance - Station Expenses           -              15            -               -
 593    Distribution Maintenance - Overhead Lines             6             181            -               -
 594    Distribution Maintenance - UG Lines                   -               -            -               -
 596    Distribution Maintenance - Street Lighting            -               -            -               -
 597    Distribution Maintenance - Meters                     1               3            -               -
 598    Distribution Maintenance - Misc                       -               -            -               -
 807    Purchase Gas Expense                                  -              79            -               -
 814    Underground Storage Operation - Supv. & Eng           -               6            -               -
 830    Underground Storage Expense Maintenance               -               6            -               -
 850    Transmission Expense - Supv. & Eng                    -               7            -               -
 851    Trans. Exp.-System Cntrl/Load Disp.                   -               -            -               -
 857    Transmission Expense - Regulating Stations            3               9            -               -
 859    Transmission Expense - Other                          1               5            -               -
 861    Transmission Expense Maintenance - Supv.              -               -            -               -
 870    Distribution Operation - Supervision & Eng            3              60            -               -
 879    Distribution Operation - Installation Expense         -               5            -               -
 880    Distribution Operation - Other                        2               6            -               -
 885    Distribution Maintenance - Supv. & Eng                -               3            -               -
 893    Distribution Maintenance - Meters                     5              19            -               -
 403    Depreciation Expense                                  -               -            -               -
 404    Amortization Expense                                  -               -        1,671               -
 408    Taxes Other Than Income Taxes                         -               -            -               -
 411    Gains from Property Dispositions                      -               -            -               -
 419    Interest & Dividend Income                            -               -            -               -
 421    Provisions for Deferred Income Taxes                  1              27            -               -
 426.4  Expenditures for Certain Civic Activities             6             142            -               -
 426.5  Other Deductions                                      3             258            -               -
 431    Other Interest Expense                                -           2,818            -               -
                                                     ---------------------------------------------------------------------
                                     TOTAL EXPENSES  $   $3,615         $21,689      $51,434         $34,915
                                                     =====================================================================

                                     19 - B

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

 Schedule XVII - Schedule of Expense Distribution by Department or Service Function

                                 (In Thousands)

------------------------------------------------------------------------------------------------------------------------------------
          --------------------------------------------------------------------------------------------------------------------------
Account   Finance   Corporate    General     Gas       Human      Industrial    Information    Metro    Miscellaneous     Power
Number     Other    Planning     Counsel   Support   Resources    Relations     Technologies                              Plant
          --------------------------------------------------------------------------------------------------------------------------
  582        $0        $0          $0        $0         $0           $0              $2         $0           $0              $0
  583         1         1           1         1          2            -               8          -            -               -
  584         -         -           -         -          1            -               2          -            -               -
  586         8         5           7         7         16            2              73          -            -               -
  587         1         -           1         1          1            -               7          -            1               -
  588        13         8          12        14         30            3             160          -            -               -
  590        25        16          20        34         49            6             227          -            -               -
  592         -         -           -         -          -            -               1          -            -               -
  593         9         6           8         8         18            2              84          -            -               -
  594         -         -           -         -          -            -               -          -            -               -
  596         -         -           -         -          -            -               -          -            -               -
  597         1         1           1         9          3            -              12          -            -               -
  598         -         -           -         -          -            -               7          -            -               -
  807         -         -           -         -          -            -               -          -           36               -
  814         1         -           -        35          1            -               5          -            -               -
  830         -         -           -        35          1            -               4          -            -               -
  850         1         -           -        41          1            -               5          -            -               -
  851         -         -           -        37          -            -               -          -            -               -
  857         4         3           3       351          8            1              38          -            -               -
  859         2         1           2       190          4            -              19          -            -               -
  861         -         -           -        45          -            -               -          -            -               -
  870         5         3           4       321          9            1              41          -            -               -
  879         -         -           -         -          -            1               -          -            -               -
  880        17         2           2       716          6            1              52          -            -               -
  885         -         -           -         -          1            -               2          -            -               -
  893         7         4           6       603         14            2              60          -            -               -
  403         -         -           -         -          -            -               -          -          745               -
  404         -         -           -         -          -            -               -          -       11,161               -
  408         -         -           -         -          -            -               -          -          419               -
  411         -         -           -         -          -            -               -          -            -               -
  404         -         -           -         -          -            -               -          -      (18,909)              -
  421         1         1           1         1          2            -              11          -            -               -
  426.4       8         5           7         7         16            2              72          -           18               -
  426.5      14         3          22         4         19            1              47          -           47               -
  431         -         -           -         -          -            -               -          -       21,283               -
         ---------------------------------------------------------------------------------------------------------------------------
  TOTAL  $4,719    $3,004      $7,792    $4,386    $15,489         $988         $59,490        $18      $22,199            $143
         ===========================================================================================================================

----------------------------------------------------------
Account   Regional    Supply      Ameren       Treasurer's
Number                Service   Energy Fuels
          ------------------------------------------------
  582        $3         $1         $0              $0
  583         1          2          -               2
  584         1          1          -               1
  586        10         21          -              17
  587         1          2          -               2
  588        16         46          -              25
  590        14         63          -              51
  592         -          -          -               -
  593       308         23          -              19
  594         1          -          -               -
  596         1          -          -               -
  597         1          5          -               3
  598         -          -          -               -
  807         -          -        399               -
  814         -          3          -               1
  830         -          1          -               1
  850         -          1          -               1
  851         -          -          -               -
  857         2         11          -               9
  859         1          5          -               4
  861         -          -          -               -
  870         2         12          -               9
  879         -          -          -               -
  880         1          8          -               6
  885         -          1          -               1
  893         3         17          -              14
  403         -          -          -               -
  404         -          -          -               -
  408         -          -          -               -
  411         -          1          -               -
  404         -          -          -               -
  421         1         57          -               3
  426.4       4         21          -              17
  426.5       1         16          -               8
  431         -          -          -             411
         -------------------------------------------------
  TOTAL  $1,015     $6,175     $1,462          $8,773
         =================================================

                                     19 - C


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                 Departmental Analysis of Salaries - Account 920

                                 (In Thousands)

----------------------------------------------------------------------------------------------------------------------------------
                                                               Departmental Salary Expense
                                             -------------------------------------------------------------------
             Name of Department                                                  Included in Amounts Billed to      Number of
                                             -------------------------------------------------------------------
          Indicate each department                 Total           Parent           Other             Non           Personnel
             or service function                   Amount          Company       Associates       Associates       End of Year
----------------------------------------------------------------------------------------------------------------------------------
Corporate Communications                           $858                             $858                                 29
Corporate Planning                                1,836                            1,836                                 25
Controller's                                      5,313                            5,313                                 87
Division Support                                  5,627                            5,627                                235
Energy Delivery Tech Serv.                        4,506                            4,506                                186
Environmental, Safety and Health                    995                              995                                 27
Executive                                        13,639                           13,639                                 82
Finance & Accounting, Other                       2,718                            2,718                                 39
Gas Support                                         709                              709                                 35
General Counsel                                   2,643                            2,643                                 32
Human Resources                                   4,524                            4,524                                 79
Industrial Relations                                650                              650                                  9
Information Technology                           20,545                           20,545                                348
Regional                                            303                              303                                 17
Supply Service                                    3,411                            3,411                                 99
Treasurer's                                       2,844                            2,844                                 83
Other                                               886                              886                                  0
                                    ----------------------------------------------------------------------------------------------
                                                $72,007              $0          $72,007                $0            1,412
                                    ==============================================================================================








                                 20 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                     Outside Services Employed - Account 923

                                 (In Thousands)

Instructions:
     Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

--------------------------------------------------------------------------------
                                                        Relationship
                                                      "A" - Associate
                                                         "NA" - Non
  From Whom Purchased                   Address           Associate      Amount
--------------------------------------------------------------------------------
OUTSIDE SERVICE
Accenture LLP                                                 NA           $858
AmerenEnergy                                                   A         54,364
AmerenEnergy Development                                       A             67
Broniec Associates                                            NA             87
Corporate Claims MGM                                          NA            965
Corporate Executive                                           NA             45
Deloitte & Touche LLP                                         NA             78
D H Tax Solutions                                             NA             82
Edison Electric                                               NA            347
Energy Solutions                                              NA             33
General American Life                                         NA            129
Great West Life & Annuity                                     NA          1,635
Healthlink Inc.                                               NA             58
Hewitt Associates                                             NA          2,452
Human Resource Management                                     NA             63
IBM                                                           NA            (47)
Iron Mountain                                                 NA             54
Jefferson Wells                                               NA             58
Jerry T Roberts CCP                                           NA             38
Kekst and Company                                             NA             57
Magellan Behavioral                                           NA            459
Merrill Lynch                                                 NA            153
Mpower.com Inc                                                NA            113
Navigant Consulting                                           NA             72
PricewaterhouseCoopers LLP                                    NA            944
RBG Staffing LLC                                              NA             64
Rubin Brown Gornstein                                         NA             59
Towers Perrin                                                 NA            199
Union Planters Bank                                           NA            494
William M Mercer                                              NA            112
Other (122)                                                   NA         (4,091)
                                                                   -------------
                                             Total                       60,001
                                                                   =============

OUTSIDE SERVICE - Legal
Milbank Tweed Hadley                                          NA             62
Pillsbury Winthrop                                            NA             32
Thelen Reid & Priest                                          NA             79
Other (4)                                                     NA          1,731
                                                                   -------------
                                             Total                        1,904
                                                                   =============

OUTSIDE SERVICE - (affiliate provided)
Other (1)                                                     NA         37,688
                                                                   -------------
                                             Total                       37,688
                                                                   =============



                                 21 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

               Outside Services Employed - Account 923 (continued)

                                 (In Thousands)

--------------------------------------------------------------------------------
                                                        Relationship
                                                      "A" - Associate
                                                         "NA" - Non
  From Whom Purchased                   Address           Associate      Amount
--------------------------------------------------------------------------------
OUTSIDE SERVICE - Software
Accenture                                                     NA          1,804
Advanced Resources                                            NA             38
Advecta                                                       NA             88
And Technologies                                              NA             95
Andersen Consulting                                           NA          5,656
Arthur Andersen LLP                                           NA            188
Aurora Systems Group                                          NA             53
BMC Software Inc                                              NA             77
Binary System Builders                                        NA            119
C&D Infotech Consultants                                      NA             88
CIT Financial USA                                             NA            134
Cardinal Systems Group Inc.                                   NA             26
Commerce Quest                                                NA             67
Computer Associates                                           NA             45
Computer Enterprises                                          NA            144
Cook Systems International                                    NA            154
Daugherty Systems                                             NA            165
Diversified Consulting                                        NA             38
Diversified Services                                          NA             98
Docucorp International                                        NA            105
EDS Corporation                                               NA            277
EMC Corporation                                               NA            344
ESG Technologies                                              NA            219
Energy Solutions PLU                                          NA          2,025
Enterprise Systems                                            NA            136
Forsythe Solutions                                            NA            269
Four Star Associates                                          NA            196
GEAC Enterprise Solutions                                     NA            155
Guffey and Associates                                         NA            148
Hewlett-Packard Co                                            NA             75
Indusa Technical Corp                                         NA             82
Intecon Inc.                                                  NA             85
International Business                                        NA            176
Kendall Placement Group                                       NA             75
Levi Ray & Shoup Inc                                          NA            498
Maryville Data Systems                                        NA             25
Maverick Technologies                                         NA            844
MODIS                                                         NA             56
Neteffects, Inc.                                              NA             44
Novadigm                                                      NA            (31)
Peoplesoft Inc.                                               NA             74
Pinnacle Technologies                                         NA             50
PricewaterhouseCoopers LLP                                    NA            141
Quantec Inc.                                                  NA            143
RHI Consulting                                                NA             63
Ron Cook & Associates                                         NA             69
Rose International                                            NA            279
Software Plus                                                 NA             38
Solution Consultants                                          NA            966
                                                                   -------------
    subtotal                                                             16,703

                                      21-A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

               Outside Services Employed - Account 923 (continued)

                                 (In Thousands)
--------------------------------------------------------------------------------
                                                        Relationship
                                                      "A" - Associate
                                                         "NA" - Non
  From Whom Purchased                   Address           Associate      Amount
--------------------------------------------------------------------------------
OUTSIDE SERVICE - Software (cont'd)
Spherion Corporation                                          NA           195
Staffing Partners                                             NA           156
Sun Microsystems Inc                                          NA           121
Syncsort                                                      NA            19
Sysprog Inc                                                   NA            30
Technology Partners                                           NA           243
Utilities International                                       NA           458
Vertecon Inc                                                  NA            75
4-Serv                                                        NA           198
Other (34)                                                    NA           421
                                                                   -------------
  Subtotal                                                               1,916

                                             Total                      18,619

                                                                   -------------
                                             TOTAL                    $118,212
                                                                   =============










                                     21 - B

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                  Employee Pensions and Benefits - Account 926

                                 (In Thousands)

Instructions: Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.
--------------------------------------------------------------------------------
           Description                                              Amount
--------------------------------------------------------------------------------

Employee Meetings/Functions/Awards                                      332
Savings Investment Plan                                               2,607
Post Retirement Benefits Other than Pension                          15,293
Group Life Insurance                                                    479
Employee Retirement and Insurance Expenses                            1,118
Medical Insurance                                                    10,626
Accidental Death & Dismemberment Insurance                               39
Dental Insurance                                                        957
Pension Plans                                                           920
Transfer to Construction from Acct. 926                             (31,411)
                                                            --------------------
                                                  TOTAL                $960
                                                            ====================


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                  General Advertising Expenses - Account 930.1

                                 (In Thousands)

Instructions:
Provide a listing of the amount included in Account 930.1, "General Advertising Expenses," classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------
 Description                             Name of Payee Amount        Amount
--------------------------------------------------------------------------------

Advertising in Newspapers, periodicals,
          billboards, radio, etc.        Downtown St. Louis              $5
                                         Gateway International           55
                                         Heritage Media Corp              5
                                         Illinois Electric Co             5
                                         Inland Group                     25
                                         Kiel Center                     18
                                         Marketing Products              11
                                         Monumental Finishers             6
                                         Rodgers Townsend LC             62
                                         St. Louis Blues                149
                                         St. Louis Cardinals            150
                                         St. Louis Rams                 127
                                         The Family Arena                30
                                         The People Project               5
                                         Other                           24
                                                                ----------------

                                                       Total           $677
                                                                ================


                                 22 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                 Miscellaneous General Expenses - Account 930.2

                                 (In Thousands)

Instructions:
Provide a listing of the amount included in Account 930.2, "Miscellaneous General Expenses," classifying such expenses according to their nature. Payments and expenses permitted by Section 321(b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. SS441(b)(2)) shall be separately classified.

--------------------------------------------------------------------------------
   Description                                                        Amount
--------------------------------------------------------------------------------


Labor                                                                $1,000
Investor Relations                                                      621
Public Relations                                                      1,708
Stockholder Related Expenses                                            265
Board of Director Expenses                                              688
Power Reliability Program                                                (6)
Enporion Expenses                                                        50
Other Miscellaneous Expenses                                             82


                                                                ----------------
                                                   TOTAL              $4,408
                                                                ================



                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                               Rents - Account 931

                                 (In Thousands)

Instructions.
Provide a listing of the amount included in Account 931, "Rents," classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

--------------------------------------------------------------------------------
   Type of Property                                                   Amount
--------------------------------------------------------------------------------

General office                                                      $20,605
Computer equipment                                                      178







                                                                 ---------------
                                                  TOTAL             $20,783
                                                                 ===============





                                 23 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                   Taxes Other Than Income Taxes - Account 408

                                 (In Thousands)

Instructions:
Provide an analysis of Account 408, "Taxes Other Than Income Taxes." Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.

--------------------------------------------------------------------------------
  Kind of Tax                                                        Amount
--------------------------------------------------------------------------------

Taxes Other Than U.S. Government Taxes

Corporate Franchise/Miscellaneous Taxes                                $29
Ad Valorem Taxes                                                       190
                                                                 ---------------

   Subtotal - Taxes Other Than U.S. Government Taxes                   219

U.S. Government Taxes

Payroll Taxes                                                          $200
                                                                 ---------------

          Subtotal - U.S. Government Taxes                              200
                                                                 ---------------

                                                TOTAL                  $419
                                                                 ===============


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                            Donations - Account 426.1

                                 (In Thousands)

Instructions:
Provide a listing of the amount included in Account 426.1, "Donations," classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be in lieu of details.

--------------------------------------------------------------------------------
  Name of Recipient          Purpose of Donation                       Amount
--------------------------------------------------------------------------------



          None




                                                           ---------------------
                                              TOTAL
                                                           =====================






                                 24 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                        Other Deductions - Account 426.5

                                 (In Thousands)

Instructions:
Provide a listing of the amount included in Account 426.5, "Other Deductions," classifying such expenses according to their nature.

--------------------------------------------------------------------------------
   Description                                                       Amount
--------------------------------------------------------------------------------


Other deductions                                                      $805
Miscellaneous                                                           24
Appliance Warranty Program                                               1
Bill Payment Insurance                                                  13


                                                          ----------------------
                                               TOTAL                  $843
                                                          ======================











                                 25 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2001

                  Schedule XVIII - Notes to Statement of Income

Instructions:
The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increases in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

See Notes to Financial Statements on pages 14 - B thru 14 - D















                                 26 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                               Organization Chart

                         See pages 27 - A through 27 - B




                              Methods of Allocation

                                 See page 27 - C



           Annual Statement of Compensation for Use of Capital Billed

                                    - None -












                                 27 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                      For the Year Ended December 31, 2001
                               Organization Chart

Organization:

President
      Energy Delivery - Senior Vice President, Tom Voss
            Division Support - Vice President
                  ARES Business Center
                  Business Development
                  Customer Relations
                  Distribution Engineering
                  Customer Accounts
                  Personnel Development & Administration
                  Pole Asset Management
                  System Meter
                  Technical Applications

            Reg. & Distribution Services Support - Vice President
                  Distribution Operating
                  Fleet Services
                  Forestry

            Gas Operations Support - Vice President
                  Gas Technical Support
                  Gas Unbundled Services/Transportation
                  Training
                  Gas Control

      General Counsel & Secretary - Vice President
                  Claims
                  Legal
                  Secretary
                  Security

      Industrial Relations - Vice President

      Senior Vice President, David Whiteley
                  Construction & Services
                  Corporate Planning
                  Electrical Engineering & Transmission Planning
                  Energy Delivery Technical Services
                  Supply Services
                  System Relay Services
                  Substations and Transmission

      Senior Vice President, Paul Agathen
            Corporate Communications & Public Policy - Vice President
                  Advertising & Community Relations
                  Communications & Training Services
                  Media & Employee Communications
                  Economic Development
                  Government Relations

                                     27 - A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                      For the Year Ended December 31, 2001
                               Organization Chart

      Senior Vice President, Paul Agathen (continued)
            Information Technology - Vice President
                  Enterprise Architecture & Design
                  Development
                  eBusiness Development
                  Operations Support
                  Planning & Support
                  Telecommunications

            Environmental Safety & Health - Manager
                  Air Quality
                  Water Quality
                  Waste Management
                  Safety & Health
                  Environmental Affairs

            Human Resources - Vice President
                  Compensation and Personnel Administration
                  Employee Benefits
                  Staffing & HR Planning
                  Organizational Development
                  HR Systems

      Finance & Corporate Services - Senior Vice President, Warner Baxter
            Controller
                  Accounting
                  Financial Communications
                  Systems/Special Projects

            Director, Corporate Model & Budget
                  Budget
                  Performance Management

            Vice President & Treasurer
                  Banking & Investor Services
                  Corporate Finance & Development
                  Financial Planning & Investments
                  Insurance
                  Treasury Technology Services

            Risk Management - Vice President

            Tax - Vice President
                  Income Tax Compliance
                  Excise Taxes
                  Ad Valorem Taxes
                  Tax Research and Planning

            Internal Audit - Manager
                  Internal Audit



                                     27 - B

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                              Methods of Allocation

Composite - Energy Sales, Customers and Employees
        Based on equal weighting of energy sales, average customers and number of employees.

Customers
        Based on a year-end count of electric and gas customers.

Sales
        Based on the year-end energy sales.

Employees
        Based on the number of full time employees monthly.

Labor
        Based on yearly Operation & Maintenance labor costs.

Total Capitalization
        Based on total operating company capitalization value at year-end.

Total Assets
        Based on total operating company assets at year-end.

Construction Expenditures
        Based on yearly construction expenditures by each operating company.

Peak Load
        Based on peak load at each operating center. Each operating power plant peak generation provides electric ratio. Gas ratio is derived from system peak at a transportation intake point for Ameren's system.

Generating Capacity
        Based on nameplate generating capacity at each power plant.

Gas Throughput
        Based on total gas usage including transportation customers at each Ameren operating gas system.

Current Tax Expense
        Based on yearly tax expenses for each operating company.

Vehicle Ratio
        Based on number of vehicles assigned to each operating company.







                                     27 - C

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                Signature Clause


Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.



                                                  Ameren Services Company
                                     -------------------------------------------
                                                (Name of Reporting Company)


                                      By:         /S/ Martin J. Lyons Jr.
                                     -------------------------------------------
                                               (Signature of Signing Officer)


                                             Martin J. Lyons Jr., Controller
                                     -------------------------------------------
                                     (Printed Name and Title of Signing Officer)



Date:  April 30, 2002
       --------------









                                 28 of 28 pages